Exhibit 99.1
Power Solutions International Announces Fourth Quarter and
Record Full Year 2025 Financial Results
Quarter Sales of $191.2 million, up 33% from a year earlier,
Full Year Sales of $722.4 million, up 52% from a year earlier,
Full Year Net Income of $114.0 million, up 65% from a year earlier,
Diluted EPS $4.94 for the Full Year
WOOD DALE, Ill., March 2, 2026 – Power Solutions International, Inc. (the “Company” or “PSI”) (Nasdaq: PSIX), a leader in the design, engineering and manufacture of emission-certified engines and power systems, announced fourth quarter and record full year 2025 financial results.
Financial Highlights

($ in millions, except per share amounts)	Quarter Ended
	December 31, 2025	December 31, 2024	Change
Net sales	$191.2	$144.3	33%
Gross profit	$41.8	$43.2	(3)%
Income before income taxes	$22.7	$22.8	(1)%
Net income	$16.1	$23.3	(31)%
Diluted earnings per share	$0.70	$1.01	$(0.31)

($ in millions, except per share amounts)	Year Ended
	December 31, 2025	December 31, 2024	Change
Net sales	$722.4	$476.0	52%
Gross profit	$184.9	$140.5	32%
Income before income taxes	$103.4	$70.2	47%
Net income	$114.0	$69.3	65%
Diluted earnings per share	$4.94	$3.01	$1.93
Fourth Quarter 2025 Results
PSI reported net sales of $191.2 million and net income of $16.1 million, or $0.70 per diluted share, for the three months ended December 31, 2025. This compares to net sales of $144.3 million and net income of $23.3 million, or $1.01 per diluted share, for the same period in 2024, representing an increase of 33% in net sales and a decrease of 31% in net income.
Dino Xykis, Chief Executive Officer, said, “In 2025, the Company delivered record sales and profitability, with annual sales increasing 52% and annual net income rising 65%. This performance reflects continued

demand for our power systems solutions, including demand within the data center market. During the quarter, operating efficiency was impacted by the ramp up of new manufacturing capacity and increased volumes across certain product lines. Management has identified the key drivers and is executing specific actions to improve supply chain performance and manufacturing cost structures. We are beginning to see measurable improvements, which we expect to build and support margin expansion over time.
We recently completed the acquisition of MTL Manufacturing & Equipment, Inc. (“MTL”), a company that specializes in the welding and fabrication of steel components. This acquisition is expected to enhance PSI's competitive position in the data center market through vertical integration of MTL's specialized manufacturing capabilities. The integration is designed to provide improved supply chain control, reduced lead times, and access to MTL's established UL Solutions certifications.”
Sales for the fourth quarter of 2025 were $191.2 million, an increase of $46.9 million, or 33%, compared to the fourth quarter of 2024, primarily as a result of sales increases of $46.8 million and $3.0 million in the power systems and industrial end markets, respectively, partly offset by decreases of $2.9 million in the transportation end market. This shift in market mix reflects our deliberate strategic focus on higher-growth sectors such as data centers and oil and gas. In particular, we are prioritizing the rapidly expanding data center sector by enhancing our manufacturing capacity and capabilities to meet evolving customer demand.
Gross profit decreased by $1.4 million, or 3%, during the fourth quarter of 2025 as compared to the same period in the prior year. Gross margin in the fourth quarter of 2025 was 21.9%, a decrease of 8.0% compared to 29.9% in the same period last year. Gross margin was impacted by operating inefficiencies related to our accelerated production ramp-up for data center product lines.
Selling, general and administrative expenses of $12.8 million increased during the fourth quarter of 2025 by $0.4 million, or 3%, compared to the same period in the prior year. The variance reflects higher costs associated with employee incentive programs and increased sales and administrative expenses to support ongoing business growth in 2025.
Interest expense was $1.6 million in the fourth quarter of 2025 as compared to $2.4 million in the same period in the prior year, largely due to reduced outstanding debt and lower overall effective interest rates.
Income tax expense was $6.6 million in the fourth quarter of 2025, compared to an income tax benefit of $0.5 million in the same period of the prior year. For the full year, the Company recorded an income tax benefit of $10.6 million in 2025, compared to income tax expense of $0.9 million in 2024.
The 2025 tax benefit was primarily driven by a $38.3 million release of the valuation allowance, which contributed $1.66 to earnings per share. Beginning in 2026, the Company expects to return to a normalized effective income tax rate.
Net income and diluted earnings per share were $16.1 million and $0.70, respectively, in the fourth quarter of 2025, compared to $23.3 million and $1.01, respectively, for the fourth quarter of 2024. The decrease in net income for the fourth quarter was primarily driven by a higher effective tax rate in the current period compared to a tax benefit recognized in the prior year period, partially offset by higher sales volumes.
Balance Sheet Update
The Company’s cash and cash equivalents were approximately $41.3 million, while total debt was approximately $96.6 million at December 31, 2025. This compares to cash and cash equivalents of approximately $55.3 million and total debt of approximately $120.2 million at December 31, 2024.

Included in the Company’s total debt at December 31, 2025 were long-term borrowings of $95.0 million under the Revolving Credit Agreement.
Outlook for 2026
Management remains confident in the Company’s long-term strategy and strong market positioning. We are making meaningful progress on our key operational initiatives and continue to strengthen our capabilities to support future growth. Management expects continued full year sales growth and moderate margin improvement from the products serving data center markets, offset by some headwinds from the oil and gas markets. As execution progresses and visibility improves, we look forward to providing more specific guidance.
About Power Solutions International, Inc.
Power Solutions International, Inc. (PSI) is a leader in the design, engineering and manufacture of a broad range of advanced, emission-certified engines and power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers and end-user customers within the power systems, industrial and transportation end markets. The Company’s unique in-house design, prototyping, engineering and testing capabilities allow PSI to customize clean, high-performance engines using a fuel agnostic strategy to run on a wide variety of fuels, including natural gas, propane, gasoline, diesel and biofuels.
PSI develops and delivers complete power systems that are used worldwide in stationary and mobile power generation applications supporting standby, prime, demand response, and microgrid solutions, as well as products and packages supporting the rapidly growing data center markets. PSI’s industrial end market provides engine and battery powertrain solutions to serve applications such as forklifts, agricultural and turf, arbor care, industrial sweepers, aerial lifts, irrigation pumps, ground support, and construction equipment. PSI’s transportation end market provides engine powertrain solutions to specialized applications such as terminal tractors, port equipment, military vehicles, and other non-road vocational vehicles. For more information on PSI, visit www.psiengines.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements regarding the current expectations of the Company about its prospects and opportunities. These forward-looking statements are entitled to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements may involve risks and uncertainties. These statements often include words such as “anticipate,” “believe,” “budgeted,” “contemplate,” “estimate,” “expect,” “forecast,” “guidance,” “may,” “outlook,” “plan,” “projection,” “should,” “target,” “will,” “would” or similar expressions, but these words are not the exclusive means for identifying such statements. These statements are not guarantees of performance or results, and they involve risks, uncertainties and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect the Company’s results of operations and liquidity and could cause actual results, performance or achievements to differ materially from those expressed in, or implied by, the Company’s forward-looking statements.
The Company cautions that the risks, uncertainties and other factors that could cause its actual results to differ materially from those expressed in, or implied by, the forward-looking statements include, without limitation: the impact of the macro-economic environment in both the U.S. and internationally on our business and expectations regarding growth of the industry; uncertainties arising from global events (including the Russia-Ukraine and Israel-Hamas conflicts), natural disasters or pandemics, and their impact on material prices; the Company’s ability to raise additional capital when needed and its liquidity; uncertainties around the Company’s ability to meet funding conditions under its financing arrangements and access to capital thereunder; the potential acceleration of the maturity at any time of the loans under the Company’s uncommitted revolving credit agreement through the exercise by any lender of its demand right in its Revolving Credit Agreement; the impact of rising interest rates; changes in economic conditions, including inflationary trends in the price of raw materials; our reliance on information technology and the associated risk involving potential security lapses and/or cyber-attacks; the ability of the Company to accurately forecast sales, and the extent to which sales result in recorded revenues; changes in customer demand for the Company’s products; volatility in oil and gas prices; the impact of U.S. tariffs on imports and exports; the impact of supply chain interruptions and raw material shortages, including compliance disruptions such as the UFLPA delaying goods from China; the potential impact of higher warranty costs and the Company’s ability to mitigate such costs; any delays and challenges in recruiting and retaining key employees consistent with the Company’s plans; the potential effects of damage to our reputation or other adverse consequences if our employees, suppliers, sub-suppliers or other contract parties, agents or business partners violate anti-bribery, competition, export and import, trade sanctions, data privacy, environmental, human rights or other laws; the impact of unanticipated changes in our effective tax rate, the adoption of new tax legislation or exposure to additional income tax liabilities; and the risks and uncertainties described in reports filed by the Company with the SEC, including without limitation its Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and the Company’s subsequent filings with the SEC.
The Company’s forward-looking statements are presented as of the date hereof. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Power Solutions International, Inc.
Kenneth Li
Chief Financial Officer
630-284-9719
kli@psiengines.com

Results of operations for the three months and year ended December 31, 2025, compared with the three months and year ended December 31, 2024 (UNAUDITED):

(in thousands, except per share amounts)	For the Three Months Ended December 31,				For the Year Ended December 31,
	2025	2024	Change	% Change	2025	2024	Change	% Change
Net sales (to related parties $3 and $55 for the three months ended December 31, 2025 and 2024, respectively, $1,266 and $1,766 for the year ended December 31, 2025 and 2024, respectively)	$191,223	$144,299	$46,924	33%	$722,405	$475,967	$246,438	52%
Cost of sales (derived from related party net sales $1 and $35 for the three months ended December 31, 2025 and 2024, respectively, and $863 and $1,304 for the year ended December 31, 2025 and 2024, respectively)	149,412	101,130	48,282	48%	537,506	335,430	202,076	60%
Gross profit	41,811	43,169	(1,358)	(3)%	184,899	140,537	44,362	32%
Gross margin %	21.9%	29.9%	(8.0)%		25.6%	29.5%	(3.9)%
Operating expenses:
Research and development expenses	4,515	5,249	(734)	(14)%	18,164	20,056	(1,892)	(9)%
Research and development expenses as a % of sales	2.4%	3.6%	(1.2)%		2.5%	4.2%	(1.7)%
Selling, general and administrative expenses	12,758	12,369	389	3%	55,803	37,378	18,425	49%
Selling, general and administrative expenses as a % of sales	6.7%	8.6%	(1.9)%		7.7%	7.9%	(0.2)%
Amortization of intangible assets	297	364	(67)	(18)%	1,218	1,459	(241)	(17)%
Total operating expenses	17,570	17,982	(412)	(2)%	75,185	58,893	16,292	28%
Operating income	24,241	25,187	(946)	(4)%	109,714	81,644	28,070	34%
Other expense (income), net
Interest expense (from related parties $0 and $1,971 for the three months ended December 31, 2025 and 2024, respectively, and $634 and $6,998 for the year ended December 31, 2025 and 2024, respectively)	1,619	2,351	(732)	(31)%	6,702	11,443	(4,741)	(41)%
Other expense (income)	(57)	—	(57)	NM	(352)	—	(352)	NM
Income before income taxes	22,679	22,836	(157)	(1)%	103,364	70,201	33,163	47%
Income tax (benefit) expense	6,602	(451)	7,053	NM	(10,623)	922	(11,545)	NM
Net income	$16,077	$23,287	$(7,210)	(31)%	$113,987	$69,279	$44,708	65%

Earnings per common share:
Basic	$0.70	$1.01	$(0.31)	(31)%	$4.95	$3.01	$1.94	64%
Diluted	$0.70	$1.01	$(0.31)	(31)%	$4.94	$3.01	$1.93	64%

Non-GAAP Financial Measures:
Adjusted net income *	$16,212	$23,734	$(7,522)	(32)%	$114,849	$64,675	$50,174	78%
Adjusted income per share *	$0.71	$1.03	$(0.32)	(31)%	$4.98	$2.81	$2.17	77%
EBITDA *	$25,678	$26,455	$(777)	(3)%	$115,454	$86,843	$28,611	33%
Adjusted EBITDA *	$25,813	$26,902	$(1,089)	(4)%	$116,316	$82,239	$34,077	41%

NM    Not meaningful
*    See reconciliation of non-GAAP financial measures to GAAP results below

POWER SOLUTIONS INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands, except par values)	As of December 31, 2025	As of December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$41,250	$55,252
Restricted cash	3,698	3,239
Accounts receivable, net of allowances of $967 and $1,889 as of December 31, 2025 and 2024, respectively; (from related parties $415 and $1,383 as of December 31, 2025 and 2024, respectively)	90,446	68,958
Income tax receivable	6,442	986
Inventories, net	127,363	93,872
Prepaid expenses	4,500	6,396
Contract assets	15,965	21,462
Other current assets	1,256	4,170
Total current assets	290,920	254,335
Property, plant and equipment, net	23,014	15,406
Operating lease right-of-use assets, net	52,911	23,275
Intangible assets, net	1,236	2,454
Goodwill	29,835	29,835
Deferred tax assets	13,322	—
Customs-related deposits	12,893	2,503
Other noncurrent assets	614	374
TOTAL ASSETS	$424,745	$328,182

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable (to related parties $4,126 and $14,427 as of December 31, 2025 and 2024, respectively)	$48,196	$58,208
Current maturities of long-term debt	28	52
Revolving line of credit, current	—	95,000
Finance lease liability, current	355	78
Operating lease liability, current	6,346	4,503
Other short-term financing (to related parties $25,000 as of December 31, 2024)	—	25,000
Other accrued liabilities (to related parties $60 and $807 as of December 31, 2025 and 2024, respectively)	37,353	44,726
Total current liabilities	92,278	227,567
Deferred income taxes	—	1,568
Long-term debt, net of current maturities	10	38
Revolving line of credit, long-term	95,000	—
Finance lease liability, long-term	1,224	16
Operating lease liability, long-term	49,397	20,663
Noncurrent contract liabilities	1,699	1,877
Other noncurrent liabilities	6,528	11,203
TOTAL LIABILITIES	$246,136	$262,932

STOCKHOLDERS’ EQUITY
Common stock – $0.001 par value; 50,000 shares authorized; 23,117 shares issued; 23,041 and 23,000 shares outstanding at December 31, 2025 and 2024, respectively	23	23
Additional paid-in capital	157,602	157,561
Retained earnings (accumulated deficit)	22,476	(91,511)
Treasury stock, at cost, 76 and 117 shares at December 31, 2025 and 2024, respectively	(1,492)	(823)
TOTAL STOCKHOLDERS’ EQUITY	178,609	65,250
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$424,745	$328,182

POWER SOLUTIONS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(in thousands)	For the Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$16,077	$23,287	$113,987	$69,279
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Amortization of intangible assets	297	364	1,218	1,459
Depreciation	1,083	904	4,170	3,740
Noncash lease expense	1,577	1,042	6,063	5,009
Stock-based compensation expense	101	37	427	89
Amortization of financing fees	151	165	646	513
Deferred income taxes	6,193	(72)	(14,890)	90
(Credit) for losses in accounts receivable	(172)	(2,001)	(922)	(4,086)
(Decrease) increase in allowance for inventory obsolescence, net	(213)	(93)	118	2,405
Other adjustments, net	41	(5)	96	40
Changes in operating assets and liabilities:
Accounts receivable	(2,304)	10,545	(20,566)	2,117
Inventories	22,484	8,576	(33,426)	(10,557)
Prepaid expenses	544	9,509	1,896	2,241
Contract assets	(2,701)	(1,456)	5,496	(5,908)
Other assets	(21)	(1,780)	(7,205)	(1,631)
Accounts payable	(35,421)	(18,020)	(10,084)	(8,856)
Income taxes receivable	(89)	(320)	(5,457)	(436)
Accrued expenses	(9,289)	4,309	(6,789)	12,003
Other noncurrent liabilities	(2,955)	(2,340)	(10,665)	(5,121)
Net cash (used in) provided by operating activities	(4,617)	32,651	24,113	62,390
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(3,005)	(2,602)	(9,973)	(4,559)
Proceeds from disposal of assets	—	—	11	—
Net cash used in investing activities	(3,005)	(2,602)	(9,962)	(4,559)
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of long-term debt and lease liabilities	(128)	(51)	(482)	(204)
Proceeds from short-term financings	—	—	—	100,000
Repayment of short-term financings	—	(15,000)	(25,000)	(124,820)
Repurchases to settle tax withholding obligations for stock-based compensation awards	(23)	(180)	(1,055)	(201)
Payments of deferred financing costs	(5)	—	(1,157)	(709)
Other financing activities, net	—	—	—	—
Net cash used in financing activities	(156)	(15,231)	(27,694)	(25,934)
Net (decrease) increase in cash, cash equivalents, and restricted cash	(7,778)	14,818	(13,543)	31,897
Cash, cash equivalents, and restricted cash at beginning of the year	52,726	43,673	58,491	26,594
Cash, cash equivalents, and restricted cash at end of the year	$44,948	$58,491	$44,948	$58,491

Non-GAAP Financial Measures
In addition to the results provided in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) above, this press release also includes non-GAAP (adjusted) financial measures. Non-GAAP financial measures provide insight into selected financial information and should be evaluated in the context in which they are presented. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and non-GAAP financial measures as reported by the Company may not be comparable to similarly titled measures reported by other companies. The non-GAAP financial measures should be considered in conjunction with the consolidated financial statements, including the related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Form 10-K for the year ended December 31, 2025. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated below.

Non-GAAP Financial Measure	Comparable GAAP Financial Measure
Adjusted net income	Net income
Adjusted net income per share – diluted	Net income per share – diluted
EBITDA	Net income
Adjusted EBITDA	Net income
The Company believes that Adjusted net income, Adjusted net income per share – diluted, EBITDA, and Adjusted EBITDA provide relevant and useful information, which is widely used by analysts, investors and competitors in its industry as well as by the Company’s management in assessing the performance of the Company. Adjusted net income is defined as net income as adjusted for certain items that the Company believes are not indicative of its ongoing operating performance. Adjusted net income per share – diluted is a measure of the Company’s diluted net earnings per share adjusted for the impact of special items. EBITDA provides the Company with an understanding of earnings before the impact of investing and financing charges and income taxes. Adjusted EBITDA further excludes the effects of other non-cash and certain other items that do not reflect the ordinary earnings of the Company’s operations.
Adjusted net income, Adjusted net income per share – diluted, EBITDA, and Adjusted EBITDA are used by management for various purposes, including as a measure of performance of the Company’s operations and as a basis for strategic planning and forecasting. Adjusted net income, Adjusted net income per share – diluted, and Adjusted EBITDA may be useful to an investor because these measures are widely used to evaluate companies’ operating performance without regard to items excluded from the calculation of such measures, which can vary substantially from company to company depending on the accounting methods, the book value of assets, the capital structure and the method by which the assets were acquired, among other factors. They are not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with U.S. GAAP.

The following table presents a reconciliation from Net income to Adjusted net income for the three months and year ended December 31, 2025 and 2024 (UNAUDITED):

(in thousands)	For the Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
Net income	$16,077	$23,287	$113,987	$69,279
Stock-based compensation [1]	101	37	427	89
Severance [2]	34	—	435	—
Other legal matters [3]	—	410	—	(4,693)
Adjusted net income	$16,212	$23,734	$114,849	$64,675

The following table presents a reconciliation from Net income per share – diluted to Adjusted net income per share – diluted for the three months and year ended December 31, 2025 and 2024 (UNAUDITED):

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
Net income per share – diluted	$0.70	$1.01	$4.94	$3.01
Stock-based compensation [1]	0.01	0.01	0.02	—
Severance [2]	—	—	0.02	—
Other legal matters [3]	—	0.01	—	(0.20)
Adjusted net income per share – diluted	$0.71	$1.03	$4.98	$2.81

Diluted shares (in thousands)	23,077	23,063	23,066	23,018
The following table presents a reconciliation from Net income to EBITDA and Adjusted EBITDA for the three months and year ended December 31, 2025 and 2024 (UNAUDITED):

(in thousands)	For the Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
Net income	$16,077	$23,287	$113,987	$69,279
Interest expense	1,619	2,351	6,702	11,443
Income tax expense	6,602	(451)	(10,623)	922
Depreciation	1,083	904	4,170	3,740
Amortization of intangible assets	297	364	1,218	1,459
EBITDA	25,678	26,455	115,454	86,843
Stock-based compensation [1]	101	37	427	89
Severance [2]	34	—	435	—
Other legal matters [3]	—	410	—	(4,693)
Adjusted EBITDA	$25,813	$26,902	$116,316	$82,239
1.Amounts reflect non-cash stock-based compensation expense for the year ended December 31, 2025 and 2024.
2.Amounts include severance expense for the year ended December 31, 2025 and 2024.
3.Amounts include legal settlements for the year ended December 31, 2025 and 2024.